Exhibit 10 (a)

DELPHI AUTOMOTIVE SYSTEMS CORPORATION

CHANGE IN CONTROL AGREEMENT

      THIS CHANGE IN CONTROL AGREEMENT, dated as of February ____, 2000, is entered into between Delphi Automotive Systems Corporation, a Delaware corporation (the “Company”), and [________________________] (the “Executive”).

      The Company and the Executive, intending to be legally bound hereby, hereby agree as follows:

      SECTION 1. Change in Control. As used in this Agreement, a “Change in Control” shall be deemed to have occurred if:

(a) any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 as amended (the “Act”)), other than the Company or a subsidiary of the Company or an employee benefit plan sponsored by the Company or a subsidiary of the Company, acquires beneficial ownership (as defined in Section 13(d) (directly or indirectly) of (i) 25 percent or more of the outstanding securities of the Company entitled to vote in the election of directors (or securities or rights convertible into or exchangeable for such securities) (“Stock”) of the Company, or (ii) Stock having a total number of votes that may be cast and elect a majority of the directors of the Company;

(b) members of the “Incumbent Board” (as defined below) cease for any reason to constitute a majority of the Board of Directors of the Company (the “Board”); for this purpose, the “Incumbent Board” shall consist of the individuals who, as of the date of this Agreement, constitute the entire Board and any new director whose election by the Board or nomination for election by the stockholders of the Company was approved by a vote of at least 2/3rds of the directors then still in office who either were directors as of the date of this Agreement or whose election or nomination for election was previously so approved, but excluding for all purposes any director (i) designated or nominated by, or affiliated with, a person who has entered into an agreement with the Company to effect a transaction described in subsection (a) above, or (ii) who initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 under the Act) or other actual or threatened solicitation of proxies or contests by or on behalf of a person other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, or (iii) who was designated or renominated by any such person (or by any person designated or renominated by any such person);

(c) the stockholders of the Company shall approve (i) any consolidation, merger, or other reorganization of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Stock would be converted into cash, securities, or other property, other than a merger of the Company in which holders of Stock immediately prior to the merger have either the same proportionate ownership of common stock of the surviving corporation immediately after the merger as immediately before or have more than 75 percent of the ownership of voting common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange, or other transfer in one transaction or a series of related transactions of 50 percent or more of the assets of the Company; or

(d) there shall occur a liquidation or dissolution of the Company.

      SECTION 2. Term of Agreement. This Agreement shall commence on the date first set forth above and shall remain in effect until the third anniversary of a Change in Control. However, the Company’s obligations under Sections 4, 5 and 6, as well as the provisions of Sections 8 through 13 which govern administration of the Agreement, shall remain in effect after the end of the term of the Agreement to the extent they arose before, or relate to events occurring before, the end of such term.

      SECTION 3. Termination of Employment

      (a) Entitlement. The Executive shall be entitled to the payments and benefits provided under Section 5 if, during the three-year period following a Change in Control, the Executive ceases to be employed by the Company or its successor in any of the following situations:

(1) Except as provided in subsection (b) below, the Company terminates the Executive’s employment; or

(2) The Executive terminates his or her employment after one or more of the following events occur without the Executive’s express written consent:

(A) the Executive’s annual base salary and/or annual bonus is reduced or any other material compensation or benefits arrangement for the Executive is reduced (and such reduction is unrelated to Company or individual performance);

(B) the Executive’s duties or responsibilities are negatively and materially changed in a manner inconsistent with the Executive’s position (including status, offices, titles, and reporting requirements) or authority;

(C) the Company requires the Executive’s work location or residence to be relocated more than 25 miles from its location as of the Change in Control; or

(D) the Company or its successor fails to offer the Executive a comparable position after the Change in Control; or

(3) at any time during the one-month period after the first anniversary of the Change in Control, the Executive ceases to be employed by the Company or its successors for any reason, including by reason of resignation, death, or disability.

              (b) Termination for Cause. Notwithstanding subsection (a) above, the Executive shall not be entitled to the payments and benefits provided under Section 5 if the Executive’s employment with the Company is terminated for one or more of the following reasons: (i) the willful and continued failure of the Executive to perform substantially the Executive’s duties owed to the Company or its affiliates after a written demand for substantial performance is delivered to the Executive specifically identifying the nature of such unacceptable performance, or (ii) the conviction of the Executive for a felony.

              (c) Notice of Termination. Any termination by the Company for cause or incapacity, or by the Executive for a reason described in Section 3(a)(2), shall be communicated by a notice to the other party given in accordance with Section 10. The notice shall be in writing and shall (i) state the specific termination provision in the Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under such provision, and (iii) specify the termination date (not more than 30 days after the giving of the notice).

      SECTION 4. Obligations of the Company Upon a Change in Control. As of a Change in Control, and whether or not there has occurred a termination of employment (except for subsections below which require termination of employment for payment), the Executive shall be entitled to the following payments and benefits:

              (a) all outstanding unvested stock options held by the Executive shall fully vest as of the Change in Control and become immediately exercisable in accordance with their terms (as modified by this Agreement);

              (b) all outstanding unvested restricted stock units held by the Executive shall fully vest as of the Change in Control and certificates for shares of Stock and/or, at the Executive’s option, cash representing the value of such units shall be delivered to the Executive by the Company by no later than 10 days following the Change in Control (for purposes of this subsection (b), the value of such units shall mean the average of the daily closing prices per share of the shares of Stock which they represent, for the 30 consecutive trading days immediately prior to the Change in Control, as reported by The Wall Street Journal);

      (c) all target awards granted to the Executive as of the Change in Control under the Delphi Automotive Systems Performance Achievement Plan and/or the Delphi Automotive Systems Annual Incentive Plan, calculated at a payout level of 150% of the initial target award or 150% of the then current forecasted payout level (whichever is greater) shall be fully “funded” by the Company by contribution of an amount equal to such awards to a “rabbi trust” no later than the Change in Control, and shall thereafter be paid to the Executive at the times contemplated by such plans;

      (d) all compensation previously deferred at the election of the Executive, together with accrued interest or earnings, shall be fully “funded” by the Company by contribution of an amount equal to such deferrals and accrued interest or earnings to a rabbi trust no later than the Change in Control, and shall thereafter be paid to the Executive as previously directed by the Executive;

      (e) all benefits accrued (whether or not vested) by the Executive under the terms of the Regular Supplemental Executive Retirement Program (the “Regular SERP”) and/or the Alternative Supplemental Executive Retirement Program (the “Alternative SERP”) maintained by the Company, or any successor thereto, shall be paid to the Executive in the following manner:

(1) notwithstanding the terms of the Delphi Retirement Program for Salaried Employees (the “Retirement Program”) (or any successor thereto), the Executive’s accrued benefit under the Retirement Program shall be calculated, solely for purposes of calculating his benefit under the Regular SERP and under the Alternative SERP, as though he or she had been credited under the Retirement Program with (i) an additional year or years of service for benefit accrual purposes equal to the multiplier set forth in Section 5(a)(1)(B) and (ii) additional compensation for benefit accrual purposes equal to the payment resulting under Section 5(a)(1)(B);

(2) notwithstanding the terms of the Regular SERP and/or the Alternative SERP, an amount equal to the present value of the benefits under the Regular SERP and/or the Alternative SERP (as calculated after the adjustment described in (1) above) shall be contributed by the Company to a rabbi trust no later than the Change in Control; such benefits shall be paid to the Executive out of the rabbi trust (and out of the Company’s assets, to the extent the rabbi trust is not sufficient to pay such benefits) pursuant to the terms of the Regular SERP and/or the Alternative SERP (even if the nature of the Executive’s separation from service would otherwise make him or her ineligible for such benefits) at the same time as the Executive’s retirement benefit is paid to him or her from the Retirement Program; if the Executive does not become vested in his or her retirement benefit under the Retirement Program, the present value of such Regular SERP and/or Alternate SERP benefits shall be paid to the Executive within 30 days after the Executive’s separation from service;

(3) the present value described in paragraph (2) above shall be calculated using a discount rate equal to the immediate annuity interest rate used by the Pension Benefit Guaranty Corporation (the “PBGC”) for valuing benefits payable as lump sums (as set forth in 29 C.F.R. Part 4044, Appendix B, Table II (or any successor thereto)) that is in effect on the date of contribution to the rabbi trust or payment to the Executive. If such rate (or any successor thereto) is no longer published by the PBGC, then the discount rate shall equal the annual rate of interest on 30-year Treasury securities for the month before the month in which occurs the Change in Control;

      (f) the Executive shall be deemed vested in his or her benefit under any tax-qualified defined benefit plan maintained by the Company or an affiliate thereof (including, but not limited to, the Retirement Program) so that should the Executive separate from service with the Company and any affiliate thereof before he or she actually becomes vested in such benefit, the Company shall pay to the Executive an amount equal to the present value of his or her accrued benefit under such plan (as payable in a single life annuity at normal retirement age under such plan); such present value shall be calculated as described in subsection (e)(3) above and such payment shall be made within 30 days after the Executive’s separation from service; and

      (g) the Executive shall be deemed fully vested in his or her benefit under any tax-qualified defined contribution plan maintained by the Company or an affiliate thereof so that should the Executive separate from service with the Company and any affiliate thereof before he or she actually becomes vested in such benefit, the Company shall pay to the Executive an amount equal to the excess of his or her account balance under such plan over the vested account balance within 30 days after his or her separation from service.

      SECTION 5. Obligations of the Company Upon Termination of Employment Following a Change in Control. Upon termination of the Executive’s employment following a Change in Control, the Executive shall be entitled to receive, in addition to the payments and benefits provided in Section 4 as of the Change in Control, payments and benefits from the Company as follows:

      (a) Termination Due to a Qualifying Event. If the Executive’s employment with the Company is terminated as the result of an event described in Section 3(a), the Executive shall be entitled to receive the following payments and benefits from the Company:

(1) the Company shall pay the Executive the following amounts in cash, with 50% of the aggregate amount payable within five business days after his or her termination date, and the balance payable on the first business day of the calendar year next following the date of such first payment:

(A) the sum of the Executive’s currently effective annual base salary through the termination date (for work performed but for which the Executive has not yet been paid), together with an amount equal to the value of the Executive’s accrued vacation; plus

(B) an amount equal to ______ times the greater of (i) the sum of the Executive’s annual base salary plus his or her target bonus, each for the year in which the Change in Control occurs; or (ii) the sum of the Executive’s annual base salary plus his or her target bonus, each for the year in which his or her employment with the Company is terminated:

(2) the Company shall continue, at its sole expense, for a period of 36 months from the termination date, health insurance coverage for the Executive and the Executive’s eligible family members and life insurance coverage for the Executive, in both cases at least equal to the coverage that had been provided and/or elected by the Executive for such person(s) under the Company’s health and life insurance plans as of the date of the Change in Control; the Executive and his eligible family members shall be entitled to continued coverage under the Company’s health insurance plan pursuant to the “COBRA” provisions in Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended, beginning after the end of such 36-month period;

(3) the Company shall, at its sole expense as incurred, reimburse the Executive up to $50,000 for expenses and costs related to outplacement services, the provider of which shall be selected by the Executive in his or her sole discretion;

(4) the Company shall continue to provide the Executive with use of the Executive’s company car (if any) and/or with any applicable car allowance, in each case for one year following the termination date; the Company shall also pay the Executive the gross-up amount necessary to offset any and all applicable federal, state, and local excise, income, employment, or other taxes incurred by the Executive by reason of the Company’s payments under this paragraph (4);

(5) the Company shall, for a two-year period following the termination date, at its sole expense as incurred, provide the Executive with investment advisory services at least equal to the investment advisory services available to the Executive as of the date of this Agreement; and

(6) the Company shall pay the Executive for legal fees and expenses incurred by the Executive as a result of any dispute resolution process entered into by the Executive to enforce this Agreement and shall pay such fees and expenses promptly as incurred, in advance of the final resolution of such dispute; the Company shall also pay the Executive the gross-up amount necessary to offset any and all applicable federal, state, and local excise, income, employment, or other taxes incurred by the Executive by reason of the Company’s payments under this paragraph (6).

              (b) Termination Due to Death or Incapacity. Except as provided in Section 3(a)(3), if the Executive’s employment is terminated by reason of the Executive’s death or incapacity during the term, this Agreement shall terminate without further obligations to the Executive or to the Executive’s legal representatives under this Agreement other than for the timely payment of the Executive’s currently effective annual base salary through the termination date, any accrued vacation pay, and any compensation that the Executive previously elected to defer. “Incapacity” means any physical or mental illness or disability of the Executive which continues for a period of six consecutive months or more and which at any time after such six-month period the Board shall reasonably determine renders the Executive incapable of performing his or her duties during the remainder of the term.

      (c) Termination For Cause or Without Good Reason. If the Executive’s employment is terminated for a reason described in Section 3(b) during the term or if the Executive voluntarily terminates employment during the term (other than for a reason described in Section 3(a)(2) or pursuant to Section 3(a)(3)), this Agreement shall terminate without further obligations to the Executive under this Agreement other than for the timely payment to the Executive of his or her currently effective annual base salary through the termination date (for work performed but for which the Executive has not yet been paid) together with any compensation that the Executive previously elected to defer.

      SECTION 6. Certain Additional Payments to the Executive

      (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company or its affiliates to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section) (a “Payment”) would be subject to the excise tax imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income or employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

      (b) Subject to the provisions of subsection (c) below, all determinations required to be made under this Section, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young LLP, or such other certified public accounting firm as may be designated by the Board prior to a Change in Control, (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days after the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as, or begins after the Change in Control to serve as, accountant or auditor for the Company or the individual, entity, or group effecting the Change in Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to subsection (c) below and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

      (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim;

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order effectively to contest such claim; and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income or employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this subsection (c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or employment tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

      (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to subsection (c) above, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of subsection (c) above) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to subsection (c) above, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

      SECTION 7. Termination of Noncompetition Restrictions; Confidential Information

      (a) Termination of Noncompetition Restrictions. If the Executive’s employment with the Company is terminated for any reason after a Change in Control, then, effective as of the termination date, the Executive shall cease to be subject to the terms of any noncompetition agreement with the Company previously entered into (including, without limitation, the provisions pertaining to refraining from competitive activity or from acting in a manner inimical or contrary to the best interests of the Company, as contained in the Alternative SERP and in various benefit plans).

      (b) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

      SECTION 8. Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession will be a breach of this Agreement and shall entitle the Executive to compensation and benefits from the Company in the same amount and on the same terms as the Executive would have been entitled to had the Company terminated the Executive for any reason other than cause or incapacity on the succession date (and assuming a Change in Control had occurred prior to the succession date).

      SECTION 9. Non-Assignability. This Agreement is personal in nature and neither of the parties shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations under it, except as provided in Section 8. Without limiting the foregoing, the Executive’s right to receive payments under this Agreement shall not be assignable or transferable, whether by pledge, creation of a security interest, or otherwise, other than a transfer by his or her will or by the laws of descent or distribution, and, in the event of any attempted assignment or transfer by the Executive contrary to this Section, the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

      SECTION 10. Notices. For the purpose of this Agreement, notices and all other communications provided for shall be in writing and shall be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	[name] [address]

If to the Company:	Delphi Automotive Systems Corporation 5725 Delphi Drive Troy, Michigan 48098 Attention: General Counsel

or to such other address as either party may have furnished to the other in writing. Notices of change of address shall be effective only upon receipt.

      SECTION 11. Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Michigan without reference to principles of conflict of laws.

      SECTION 12. Settlement of Disputes; Arbitration.

      (a) If there has been a Change in Control and any dispute arises between the Executive and the Company as to the validity, enforceability, and/or interpretation of any right or benefit afforded by this Agreement, at the Executive’s option, such dispute shall be resolved by binding arbitration proceedings in accordance with the rules of the American Arbitration Association. The arbitrators shall presume that the rights and/or benefits afforded by this Agreement that are in dispute are valid and enforceable and that the Executive is entitled to such rights and/or benefits. The Company shall be precluded from asserting that such rights and/or benefits are not valid, binding, and enforceable and shall stipulate before such arbitrators that the Company is bound by all the provisions of this Agreement. The burden of overcoming by clear and convincing evidence the presumption that the Executive is entitled to such rights and/or benefits shall be on the Company. The results of any arbitration shall be conclusive on both parties and shall not be subject to judicial interference or review on any ground whatsoever, including without limitation any claim that the Company was wrongfully induced to enter into this Agreement to arbitrate such a dispute.

      (b) The Company shall pay the cost of any arbitration proceedings under this Agreement. The Executive shall be entitled (within two business days of requesting such advance) to an advance of the actual legal fees and expenses incurred by the Executive in connection with such proceedings. The Executive shall be obligated to reimburse the Company for such fees and expenses in connection with such arbitration proceedings only if it is finally and specifically determined by the arbitrators that the Executive’s position in initiating the arbitration was frivolous and completely without merit. The arbitrators shall have discretion to award punitive damages to the Executive if it is found that the Company’s actions or failures to act which led to the Executive’s submitting a dispute to arbitration and/or the Company’s actions or failures to act during the period required to complete the arbitration proceeding make such an award appropriate in the circumstances.

      (c) In the event the Executive is required to defend in any legal action or other proceeding the validity or enforceability of any right or benefit afforded by this Agreement, the Company will pay any and all actual legal fees and expenses incurred by the Executive regardless of the outcome of such action and, if requested by the Executive, shall (within two business days of such request) advance such fees and expenses to the Executive. The Company shall be precluded from asserting in any judicial or other proceeding commenced with respect to any right or benefit afforded by this Agreement that such rights or benefits are not valid, binding and enforceable and shall stipulate in any such proceeding that the Company is bound by all of the provisions of this Agreement.

      (d) The Company shall also pay the Executive the gross-up amount necessary to offset any and all applicable federal, state, and local excise, income, employment, or other taxes incurred by the Executive by reason of the Company’s payments under this Section.

      SECTION 13. Miscellaneous

      (a) This Agreement contains the entire understanding with the Executive with respect to its subject matter and supersedes any and all prior agreements or understandings, written or oral, relating to the subject matter. The Company acknowledges that the Executive is entering into this Agreement in reliance on the Company’s willingness to carry out its obligations hereunder, and no provision of this Agreement may be modified, waived, discharged, or amended unless such modification, waiver, discharge, or amendment is agreed to in a writing signed by the Executive and such officer as may be specifically designated by the Company.

      (b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

      (c) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

      (d) The Company may withhold from any benefits payable under this Agreement all Federal, state, local, or other taxes as shall be required pursuant to any law or governmental regulation or ruling. All withholdings required to be made under this subsection (d) shall be calculated by the Accounting Firm described in Section 6. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

      (e) The captions of this Agreement are not part of its provisions and shall have no force or effect.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.

DELPHI AUTOMOTIVE SYSTEMS CORPORATION

By:_________________________________________

Name:_______________________________________

Title:________________________________________

____________________________________________
[Signature of Executive]

Appendix

      The Company has entered into Change in Control Agreements with the twenty-three (23) officers of the Corporation. These agreements are substantially similar to the form of the agreement set forth as Exhibit 10 (a), provided that: in the case of Mr. Battenberg, the payment amount is three times his base salary and target bonus amount; in the case of the other officers; the payment amount is two times base salary and target bonus amount.